Exhibit 99.1

THE ISSA BROTHERS AND TDR CAPITAL TO ACQUIRE ASDA FROM WALMART

•New British ownership to accelerate Asda’s strategy, building on the retail leader’s low-price heritage
•The Issa brothers and TDR Capital to acquire Asda, with equal shareholdings; Walmart to retain an ongoing equity investment
•The Issa brothers, together with TDR Capital, bring significant expertise in convenience retail and brand partnerships to help Asda serve a wider base of UK shoppers
•Existing Asda management team to continue to drive the current growth strategy, with ongoing access to Walmart’s global sourcing scale and innovation

2nd October 2020 - Walmart Inc. (“Walmart”), Asda Group Limited (“Asda”), the Issa brothers and TDR Capital announced that the Issa brothers, founders and co-CEOs of EG Group, a global convenience and forecourts retailer, headquartered in Blackburn, UK, and investment funds managed by TDR Capital LLP, a leading UK-based private equity firm, have together agreed to acquire Asda, Walmart’s wholly-owned UK business, for an enterprise value of £6.8 billion, on a debt-free and cash-free basis.

Under the new ownership structure, the Issa brothers and TDR Capital are acquiring a majority ownership stake in Asda. Walmart will retain an equity investment in the business, with an ongoing commercial relationship and a seat on the Board.

At a time of evolution in the UK food retail sector, the new owners will continue to build a strong and successful business, benefiting from fresh capital and expertise, as well as valuable links with the world’s largest retailer. The Issa brothers, backed by TDR Capital, will support and accelerate Asda’s existing strategy, which is anchored in delivering low prices and convenience to customers however they want to shop. Under the new ownership, Asda will continue to work closely with suppliers to provide best value ranges for customers in the categories that matter most to them.

Under CEO Roger Burnley and his management team, Asda has demonstrated huge resilience during the Covid-19 pandemic, almost doubling its online operations in a matter of months. With support from its new ownership, Asda will continue to invest in accelerating its omnichannel offer and in the resilience of its supply chain, including sourcing more food from UK farmers and maintaining its commitment to supporting domestic suppliers and small businesses.

Asda will remain headquartered in Leeds, from where it built its heritage and roots, and will continue to be a significant contributor to the UK economy and tax base. The business will continue to be led by Roger Burnley who will form part of Asda’s Board alongside representatives appointed by the Issa brothers, TDR Capital and Walmart.

As well as accelerating Asda’s existing strategy, the Issa brothers will bring significant additional expertise, particularly in convenience retail and brand partnerships, drawing on their experience of building a global convenience retailer with more than 6,000 sites. They are well placed to support Asda in developing a compelling convenience retail proposition and taking it to market, and to advise on the development of strategic brand partnerships that will better enable Asda to address multiple consumer missions. Through these and other initiatives, the Asda leadership team and the company’s new ownership will be focused on building a differentiated operating model that will drive competitive outperformance and long-term growth.

Under its new owners, the business will:

•Support the current management team, led by Roger Burnley
•Maintain competitive pay levels for Asda colleagues, and continue to provide exciting and enriching employment opportunities
•Invest over £1 billion in the next three years in Asda to further strengthen the business and its supply chain
•Continue to offer low prices across its stores and product categories for its customers
•Ensure Asda remains a price leader in the supermarket fuel sector
•Increase the proportion of UK-based suppliers, increasing the volume of products - such as chicken, dairy, wheat and potatoes - purchased from UK suppliers each year, as well as a commitment to source 100% British beef
•Retain Asda’s industry-leading payment terms for suppliers
•Enjoy the continued support and involvement of Walmart as an investor and partner, allowing Asda access to global innovation and buying power
•Maintain its commitment to its Create Change for Better programme, which helps people living below the poverty line in the UK and supports local communities, among other good causes.

Judith McKenna, President and Chief Executive Officer of Walmart International said: “We are delighted to be able to announce this deal today, which we believe creates the right ownership structure for Asda, building on its 71 year-heritage, whilst bringing a new entrepreneurial flair, not only to Asda, but also to UK retailing. I’m delighted that Walmart will retain a significant financial stake, a board seat, and will continue as a strategic partner. Asda has been a powerhouse of innovation for the rest of the Walmart world, and we look forward to continuing to learn from them in the future. This important combination will continue to keep customers and colleagues at Asda’s heart, which is important to us all.”

Roger Burnley, Chief Executive Officer of Asda, said: “This new ownership opens an exciting new chapter in Asda’s long heritage of delivering great value for UK shoppers. With our combined investment, expertise and ambition; Asda, Walmart, the Issa brothers and TDR have an incredible opportunity to accelerate our existing strategy and develop an even more exciting offer for our customers as well as strengthen our business for our colleagues. In a constantly changing retailing environment, our new ownership will further enhance our resilience, whilst creating significant, additional opportunities to drive growth. For Asda colleagues, a strong and growing business is important for our long-term future. I want to thank every single one of our people for the incredible work they do serving our communities, and together our focus will remain on building a better Asda for the benefit of all.”

Mohsin and Zuber Issa said: “We are very proud to be investing in Asda, an iconic British business that we have admired for many years. Asda’s customer-centric philosophy, focus on operational excellence and commitment to the communities in which it operates are the same values that we have built EG Group on. Asda’s performance through the Covid-19 pandemic has demonstrated the fundamental strength and resilience of the business, and we are excited to support Roger and his team as they continue to reposition the business to drive long-term growth.

“We believe that our experience with EG Group, including our expertise around convenience and brand partnerships and our successful partnership with TDR Capital, can help to accelerate and execute that growth strategy. After a successful period as part of Walmart we are looking forward to helping Asda build a differentiated business that will continue to serve customers brilliantly in communities across the UK.”

Gary Lindsay at TDR Capital said: “Asda is a strong and well-managed business with one of the leading brands in UK retail. We are proud to be investing alongside Mohsin and Zuber, who have built EG Group into a global convenience retailer and will now bring that experience to bear at Asda. We look forward to supporting them, and Roger Burnley and the management team at Asda, to build on the business’s inherent strengths and drive long-term sustainable growth.”

The transaction is subject to regulatory approvals and is expected to complete in H1 2021.

For further information please contact:

Walmart / Asda

Walmart
Blake Jackson	+1 (405) 761-4667

Asda
Tori Pourzand	07709 486190

Finsbury
Rollo Head	07768 994987
Jenny Davey	07901 513610
James Thompson	07947 796965

Rothschild & Co	020 7280 5000
Majid Ishaq
Karim Mattar

Issa Brothers / TDR Capital

Brunswick Group
Simon Sporborg	07974 982442
Max McGahan	07834 502369
Pip Green ibtdr@brunswickgroup.com	07834 502589

Morgan Stanley	020 7425 8000
Nick Bishop
Louise Couch

BofA Securities	020 7628 1000
George Close-Brooks
Luke McMullan

Barclays	020 7623 2323
David Levin

TDR Capital

Tulchan Communications	020 7353 4200
Jonathan Sibun
Will Smith
tdrcapital@tulchangroup.com

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 265 million customers and members visit approximately 11,500 stores under 56 banners in 27 countries and eCommerce websites. With fiscal year 2020 revenue of $524 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

About Asda, a wholly owned subsidiary of Walmart
Asda is a UK retailer founded in 1949 serving around 19 million customers a week and currently employs more than 146,000 people across the UK. It has a multi-format, omni-channel offering, selling its products through a network of 584 grocery stores, 18 standalone petrol filling stations and 33 Asda Living stores and also online. In addition to grocery and general merchandise, Asda also operates George, a leading UK clothing retailer with both an in-store and online offering. The company has a significant property portfolio, of which 75 percent of the square footage is freehold.

About the Issa Brothers
For more information please visit: www.ibtdr.com.

About TDR Capital
TDR Capital is a leading private equity firm which invests in UK and European businesses, and partners with them to develop and grow their operations. Founded in 2002, it has a long track record of supporting the successful growth of market-leading businesses across a number of different sectors, with a particular focus on consumer facing companies. TDR takes a long-term approach to its portfolio of businesses, underpinned by ambitious growth plans, strategic focus and targeted investment.

For more information please visit www.ibtdr.com.